Exhibit (a)(4)

ASAT HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2001 AND 2002
(Expressed in United States dollars)

	Note	2001	2002
		$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents		79,880	34,499
Accounts receivable, net	5	16,474	14,640
Inventories	6	29,361	11,050
Prepaid expenses and other current assets		7,094	5,919

Total current assets		132,809	66,108

Property, plant and equipment, net	7	256,252	207,123
Other assets	8	9,370	—
Deferred charges, net	2	5,072	4,167

Total assets		403,503	277,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of other long-term debt		278	—
Accounts payable		16,779	8,349
Accrued liabilities	9	10,069	7,593
Amount due to QPL	4	1,205	944
Amount due to a related company	4	362	—

Total current liabilities		28,693	16,886
Deferred income taxes	12	26,685	15,180
12.5% senior notes due 2006	10	97,559	98,131

Total liabilities		152,937	130,197

Commitments and contingencies	19
Shareholders’ equity:
Common stock ($0.01 par value, 3,000,000,000 ordinary shares authorized; 676,000,000 ordinary shares issued; 669,727,000 and 668,947,000 ordinary shares outstanding, respectively)	13	6,760	6,760
Less : Repurchase of shares at par	13	(63)	(71)

		6,697	6,689
Additional paid-in capital		228,542	228,009
Retained earnings (Accumulated deficit)		15,327	(87,500)
Accumulated other comprehensive income		—	3

Total shareholders’ equity		250,566	147,201

Total liabilities and shareholders’ equity		403,503	277,398

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED APRIL 30, 2000, 2001 AND 2002
(Expressed in United States dollars)

	Note(s)	2000	2001	2002
		$’000	$’000	$’000
Net sales
– Third parties		312,030	340,236	102,408
– QPL		101	—	—

Total net sales		312,131	340,236	102,408

Cost of sales
– Purchases from QPL and a related party	4	53,893	54,081	11,175
– Third party costs		145,743	190,403	121,358

Total cost of sales		199,636	244,484	132,533

Gross profit (loss)		112,495	95,752	(30,125)

Operating expenses
– Selling, general and administrative	4	26,453	37,631	30,368
– Research and development		4,676	5,954	6,437
– Charges for obsolete equipment		12,340	—	—
– Reorganization expenses	16	—	2,603	2,327
– Non-recoverable and unutilized architectural cost	8	—	—	4,500
– Write-off in relation to ASAT S.A.	17	—	—	24,285

Total operating expenses		43,469	46,188	67,917

Income (Loss) from operations		69,026	49,564	(98,042)
Other income (expense), net	11	1,048	6,451	(1,499)
Interest expense:
– Amortization of deferred charges		(922)	(1,112)	(905)
– Third parties		(15,668)	(17,007)	(13,341)
– QPL		(2,404)	—	—
Recapitalization costs		(6,813)	—	—

Income (Loss) before income taxes		44,267	37,896	(113,787)
Income tax (expense) benefit	12	(9,558)	(5,350)	10,960

Income (Loss) before extraordinary charge		34,709	32,546	(102,827)
Extraordinary charge on early extinguishment of debt (net of tax effect of $1,108)	10,18	—	(13,126)	—

Net income (loss)		34,709	19,420	(102,827)
Other comprehensive income:
Foreign currency translation		—	—	3

Comprehensive income (loss)		34,709	19,420	(102,824)

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED APRIL 30, 2000, 2001 AND 2002 (Continued)
(Expressed in United States dollars)

	Note	2000	2001	2002
Basic and diluted net income (loss) per share (dollars per share):	2
Income (Loss) before extraordinary charge		$0.06	$0.05	$(0.15)
Extraordinary charge on early extinguishment of debt		—	(0.02)	—

Basic and diluted net income (loss) per share (dollars per share)		$0.06	$0.03	$(0.15)

Weighted average number of shares outstanding:	2
Basic		576,000,000	654,962,375	669,218,720

Diluted		593,814,336	667,132,978	669,218,720

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED APRIL 30, 2000, 2001 AND 2002
(Expressed in United States dollars)

	Common Stock (Note 13)		Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income	Total
	Shares	Amount
	’000	$’000	$’000	$’000	$’000	$’000
Balance as of May 1, 1999	576,000	5,760	8,910	62,572	(248)	76,994
Net income for the year	—	—	—	34,709	—	34,709
Issuance of ordinary shares	—	—	120	—	—	120
Fair value of warrants attached to the senior notes	—	—	2,726	—	—	2,726
Costs incurred by QPL on behalf of ASAT (Note 1)	—	—	701	—	—	701
Distribution of net balance with QPL (Note 4)	—	—	—	27,614	—	27,614
Dividend	—	—	—	(128,988)	—	(128,988)
Holding loss realized during the year	—	—	—	—	248	248

Balance as of April 30, 2000	576,000	5,760	12,457	(4,093)	—	14,124

Net income for the year	—	—	—	19,420	—	19,420
Issuance of ordinary shares	100,000	1,000	239,000	—	—	240,000
Expenses for initial public offering	—	—	(17,639)	—	—	(17,639)
Repurchase of shares	(6,273)	(63)	(5,276)	—	—	(5,339)

Balance as of April 30, 2001	669,727	6,697	228,542	15,327	—	250,566

Net loss for the year	—	—	—	(102,827)	—	(102,827)
Translation adjustment	—	—	—	—	3	3
Repurchase of shares	(780)	(8)	(533)	—	—	(541)

Balance as of April 30, 2002	668,947	6,689	228,009	(87,500)	3	147,201

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED APRIL 30, 2000, 2001 and 2002
(Expressed in United States dollars)

	2000	2001	2002
	$’000	$’000	$’000
Operating activities:
Net income (loss)	34,709	19,420	(102,827)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization:
Property, plant and equipment and noncompete covenants	24,150	33,109	39,303
Deferred charges and debt discount	1,363	1,775	1,476
Deferred income taxes	1,806	4,693	(11,505)
Loss (gain) on disposal of property, plant and equipment	608	(392)	160
Loss on disposal of other assets	—	—	4,166
Charges for obsolete equipment	12,340	—	—
Loss on write-off in relation to ASAT S.A.	—	—	24,285
Loss on write-off of non-recoverable and unutilized architectural cost	—	—	4,500
Provision for doubtful accounts	(580)	(212)	1
Deferred charges written-off	—	5,496	—
Cost incurred by QPL on behalf of ASAT	701	—	—
Others	156	(46)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,000)	24,598	1,628
Inventories	(9,657)	(3,336)	16,117
Prepaid expenses and other current assets	(1,170)	(683)	792
Accounts payable	12,302	(12,888)	(2,518)
Accrued liabilities	145	2,129	(3,875)
Amount due to a related company	282	65	(361)
Eliminated items as a result of acquisition of ASAT S.A.	—	1,601	—
Income taxes payable	7,565	(12,847)	—

Net cash provided by (used in) operating activities	81,720	62,482	(28,658)

Investing activities:
Proceeds from sale of property, plant and equipment	5,438	668	3,926
Acquisition of property, plant and equipment	(56,036)	(108,743)	(19,625)
Acquisition of a subsidiary, net cash inflow (a)	—	4,026	—
Increase in restricted cash	665	—	—
Proceeds from sale of marketable securities	119	—	—
Option to acquire ASAT S.A.	(20,000)	—	—

Net cash used in investing activities	(69,814)	(104,049)	(15,699)

Financing activities:
Net decrease in short-term bank borrowings	(39,255)	(9,000)	—
Proceeds from accounts receivable financing	40,221	—	—
Repayment under accounts receivable financing	(47,709)	—	—
Issuance of 12.5% senior notes due 2006	151,502	—	—
Partial redemption of 12.5% senior notes due 2006	—	(52,321)	—
Increase in other long-term debt	40,000	—	—
Repayment of capital lease obligations	—	(54)	(109)
Repayment of other long-term debt	(39,399)	(40,000)	—
Net increase (decrease) in amount due to QPL	32,914	(4,319)	(206)
Dividend to QPL prior to recapitalization	(128,988)	—	—
Cost in relation to deferred charges	(11,829)	(773)	—
Issuance of ordinary shares	120	—	—
Proceeds from initial public offering, net of expenses	—	222,361	—
Repurchase of shares	—	(5,339)	(541)

Net cash (used in) provided by financing activities	(2,423)	110,555	(856)

Net increase (decrease) in cash and cash equivalents	9,483	68,988	(45,213)
Cash and cash equivalents at the beginning of the year	1,409	10,892	79,880
Effects of foreign exchange rates change	—	—	(168)

Cash and cash equivalents at the end of the year	10,892	79,880	34,499

Non-cash investing activity:
Exercise of option to acquire ASAT S.A.	—	20,000	—

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED APRIL 30, 2000, 2001 AND 2002
(Expressed in United States dollars)

	2000	2001	2002
	$’000	$’000	$’000
Supplemental disclosure of cash flow information:
Cash paid during the year for:
– Interest expense	17,709	16,154	12,594
– Partial redemption of 12.5% senior notes due 2006, including $6,781 charges related primarily to the premium for early redemption and associated fees	—	61,031	—
– Income taxes	189	13,799	309
(a) Acquisition of a subsidiary:
Net assets acquired
Cash and cash equivalents	—	4,026	—
Accounts receivable, net	—	294	—
Inventories	—	2,723	—
Prepaid expenses and other current assets	—	397	—
Amount due from a fellow subsidiary	—	1,661	—
Property, plant and equipment	—	15,196	—
Capital lease obligations	—	(332)	—
Accounts payable	—	(1,850)	—
Amount due to QPL	—	(224)	—
Amount due to immediate holding company	—	(60)	—
Accrued liabilities	—	(1,831)	—

	—	20,000	—
Goodwill arising on acquisition	—	—	—

Option to acquire ASAT S.A. at cost (Note 3a)	—	20,000

Cash paid upon exercise of option	—	—	—
Add: Cash and cash equivalents	—	4,026	—

Net cash inflow from acquisition of a subsidiary	—	4,026	—

(b) Deconsolidation of a subsidiary (Note 17):
Cash and cash equivalents	—	—	746
Accounts receivable, net	—	—	204
Amount due from a fellow subsidiary	—	—	291
Inventories	—	—	2,194
Prepaid expenses and other current assets	—	—	206
Property, plant and equipment	—	—	13,971
Current portion of other long-term debt	—	—	(169)
Accounts payable	—	—	(1,137)
Accrued liabilities	—	—	(1,703)
Amount due to QPL	—	—	(55)
Amounts due to fellow subsidiaries	—	—	(147)

	—	—	14,401

The accompanying footnotes are an integral part of these financial statements.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amount expressed in United States dollars unless otherwise stated)

1.	ORGANIZATION AND BASIS OF PRESENTATION

ASAT Holdings Limited, a company incorporated in the Cayman Islands (including its consolidated subsidiaries, collectively “ASAT” or the “Company”) was formed on October 20, 1999 and was wholly-owned by QPL International Holdings Limited (and together with its subsidiaries “QPL”). On October 26, 1999, ASAT acquired by exchange of shares QPL’s 99.9% ownership of its wholly-owned subsidiaries, ASAT Limited and Timerson Limited, both incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (“PRC”), and ASAT Inc., a company incorporated in California, United States of America (“US”), ASAT (Finance) LLC, a Delaware, US, incorporated company, and ASAT (Cayman) Limited, incorporated in the Cayman Islands. This exchange of shares has been accounted for as a reorganization of entities under common control. The financial statements have been prepared to reflect the consolidated financial position, results of operations and comprehensive income (loss) and cash flows of these companies for all the periods presented in a manner similar to the pooling-of-interests method. In December, 2000, ASAT Holdings Limited exercised the option to acquire ASAT S.A. from QPL for $20,000 thousand and the acquisition became effective in January 2001. Accounted for under the purchase method, ASAT S.A. has become a wholly-owned subsidiary of ASAT Holdings Limited. Since November 20, 2001, ASAT S.A. has been operated under court administration and is no longer under the Company’s operational control. The entire investment in ASAT S.A. has been written off and the Company no longer consolidates the financial position and results of operations of ASAT S.A. from November 20, 2001 (Note 17).

All significant intra-group transactions and balances have been eliminated on consolidation.

On July 14, 2000, the Company offered 20,000 thousand American Depositary Shares (“ADS”) representing 100,000 thousand ordinary shares at $12.00 per ADS to the public and has the ADSs quoted on the Nasdaq National Market under the symbol “ASTT”.

ASAT is principally engaged in the provision of assembly and testing services of integrated circuits to customers in the semiconductor industry. The Company’s principal production facilities are located in Hong Kong. The Company maintains sales offices in Hong Kong, Europe, South Korea, Singapore and the US.

Prior to the corporate structure reorganization described above, QPL provided certain administrative, management and waste disposal services to the Company. In addition, the consolidated statements of operations include an allocation of the costs of shared facilities with QPL, costs of general and administrative services and overhead costs prior to the corporate structure reorganization. Such allocated expenses were determined according to allocation bases deemed appropriate for the nature of each expense item, including relative headcount and relative use of shared facilities. Most of such costs were included in payables to QPL. Certain other common costs, including the compensation of the Chairman, were incurred on behalf of ASAT and have been credited to additional paid-in capital. Management believes that these allocation methods were based on assumptions that are reasonable under the circumstances. However, the financial information included herein may not be representative of the consolidated financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company operated as a separate entity during the year presented.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Recognition of revenue

The Company recognizes revenue net of discounts from packaged semiconductors sold directly to customers, when persuasive evidence of an arrangement exists, the price is fixed or determinable, shipment is made and collectibility is reasonably assured. Shipping and handling costs associated with product sales are included in cost of sales.

(b)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts placed with banks and financial institutions and all highly liquid debt instruments with original maturity of three months or less, less any amounts which are restricted as to use.

(c)	Treasury stock

The Company accounts for treasury stock using the par value method.

(d)	Inventories

Inventories consist of raw material and work-in-progress and are stated at the lower of cost or market value. Cost of raw materials include purchase and related costs incurred in bringing the products to their present location and condition. Cost is determined by the first-in, first-out method. Cost of work-in-progress includes costs of direct materials.

(e)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Gains or losses on disposals are reflected in current operations. Major expenditures for betterments and renewals are capitalized. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Owned property	Over the unexpired lease term
Plant and machinery	5—12 years
Leasehold improvements	8 years
Fixtures and furniture	5—10 years
Loose toolings	5—10 years
Motor vehicles	5 years
Office equipment	3—5 years
Computer and software	1—3 years

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Valuation of long-lived assets

The Company accounts for long-lived assets in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. For this purpose, assets are grouped at the lowest level for which separate cash flows are determined. Reviews are regularly performed to determine whether the carrying value of assets is impaired. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if any, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(g)	Deferred charges

Fees and expenses directly related to the issue of senior notes are capitalized and are being amortized over the life of the notes except for the portion attributable to the senior notes early redeemed which are charged to statement of operations in the period of redemption. Deferred charges are stated at cost of $6,296 thousand less accumulated amortization of $1,224 thousand and $2,129 thousand at April 30, 2001 and 2002 respectively.

(h)	Research and development expenditures

Research and development expenditures are expensed in the period incurred.

(i)	Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from items including tax loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in income for the period of enactment. A valuation allowance is provided for the portion of deferred tax assets if it will more likely than not be unrealized.

(j)	Foreign currency translation

The Company uses the United States dollar as its functional and reporting currencies. Monetary assets and liabilities denominated in currencies other than the United States dollar are remeasured into the United States dollar at the rates of exchange at the balance sheet date. Transactions in currencies other than the United States dollar during the year are converted into the United States dollar at the rates of exchange at the transaction dates. Exchange differences are recognized in the statement of operations.

On consolidation, balance sheets of subsidiaries denominated in currencies other than the United States dollar are translated into the United States dollar at the rates of exchange at the balance sheet date. Statements of operations of subsidiaries denominated in currencies other than the United States dollar are translated into the United States dollar at average exchange rates during the year. Exchange differences resulting from the translation of financial statements denominated in currencies other than the United States dollar and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders’ equity and are reported as other comprehensive income (loss).

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)	Reorganization expenses

The Company records reorganization expenses in the statement of operations in the period in which management approves the plan of termination with all of the following conditions in place:

•
Prior to the balance sheet date, management having the appropriate level of authority to involuntarily terminate employees approves and commits the enterprise to the plan of termination and establishes the benefits that current employees will receive upon termination;

•
Prior to the balance sheet date, the benefit arrangement is communicated to employees. The communication of the benefit arrangement includes sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are terminated;

•	The plan of termination specifically identifies the number of employees to be terminated, their job classifications or functions, and their locations; and

•	The period of time to complete the plan of termination indicates that significant changes to the plan of termination are not likely.

(l)	Net income (loss) per share

Net income (loss) per share is computed in accordance with SFAS No. 128 “Earnings per share” by dividing net income (loss) for each year by the weighted average number of ordinary shares outstanding during the year.

Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares and ordinary share equivalents outstanding during the year. The weighted average shares used to compute diluted net income (loss) per share include the incremental shares of ordinary shares relating to outstanding options and warrants to the extent such incremental shares are dilutive.

The following table sets forth the computation of net income (loss) per share:

	2000	2001	2002
	$’000	$’000	$’000
Numerator:
Income (Loss) before extraordinary charge	34,709	32,546	(102,827)
Extraordinary charge on early extinguishment of debt	—	(13,126)	—

Net income (loss)	34,709	19,420	(102,827)

Denominator for net income (loss) per share:
Basic	576,000,000	654,962,375	669,218,720
Warrants	17,814,336	12,170,603	—

Diluted	593,814,336	667,132,978	669,218,720

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The diluted net income (loss) per share was the same as the basic net income (loss) per share for the years ended April 30, 2000 and 2001. For the year ended April 30, 2001, options to purchase 15,940,355 ADSs were outstanding but not included in the computation of diluted net income per share because the option exercise prices were greater than the average market price of the ADSs and therefore, the effect would be anti-dilutive. For the year ended April 30, 2002, the stock options and warrants are anti-dilutive and are therefore ignored in the computation of diluted net income (loss) per share.

The weighted average number of shares for the year ended April 30, 2000 have been retroactively adjusted to show the effect of the share dividend of 47 ordinary shares for each outstanding ordinary share authorized by the Company on July 6, 2000. This was a stock split in the form of a dividend (Note 13).

(m)	Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company places its cash investments with various financial institutions. The Company believes that no significant credit risk exists as these investments are made with high-credit, quality financial institutions.

The Company’s business activities and accounts receivable are with customers in the semiconductor industry, the majority of which are located throughout Asia, Europe and the US. The Company performs ongoing credit evaluations of its customers. The Company believes that no significant credit risk exists as credit losses, when realized, have been within the range of management’s expectations.

(n)	Comprehensive income (loss)

The Company follows SFAS No. 130 “Reporting Comprehensive Income” for the reporting and display of its comprehensive income and its components in the financial statements and thereby reports a measure of all changes in equity of an enterprise that results from transactions and other economic events other than transactions with the shareholders. Items of comprehensive income (loss) are reported in both the consolidated statement of operations and comprehensive income (loss) and the consolidated statement of shareholders’ equity.

(o)	Financial instruments

The carrying value of financial instruments, which consist of cash and cash equivalents, related company balances, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued liabilities, approximates fair value due to the short-term nature of these instruments.

(p)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities as of and for the reporting periods. Actual results could differ from those estimates. Differences from those estimates are reported in the period they become known and are disclosed to the extent they are material to the financial statements taken as a whole.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Segment information

The Company has adopted SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers.

(r)	Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(s)	Stock-based compensation

SFAS No. 123 “Accounting for Stock-Based Compensation” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation awarded to employees using the intrinsic value method prescribed in Accounting Principles Board Opinions (“APB”) No. 25 “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost for stock options awarded to employees, officers and directors is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

The Company has adopted the pro-forma fair value disclosures as permitted under SFAS No. 123.

(t)	Operating leases

Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(u)	New accounting standards

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141) and Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 141 requires that business combinations initiated after June 30, 2001 to be accounted for under the purchase method of accounting. Our adoption of SFAS 141 will not have a material effect on our financial statements.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS 142 addresses how intangible assets shall be accounted for in financial statements upon their acquisition. Under SFAS 142, goodwill and other intangible assets deemed to have indefinite lives may not be amortized, but shall be reviewed and tested annually for impairment. SFAS 142 will be effective for fiscal years beginning after December 15, 2001. Our adoption of SFAS 142 on May 1, 2002 will not have a material effect on our financial statements.

In August 2001, the FASB issued Statement of Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 addresses the financial accounting and reporting for impairment of long-lived assets and for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 will be effective for fiscal years beginning after December 15, 2001. Our adoption of SFAS 144 on May 1, 2002 will not have a material effect on our financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No., 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This statement made revisions to the accounting for gains and losses from the extinguishments of debts, rescinded Statement No. 44, and required certain lease modifications that have economic effects similar to sale and leaseback transactions be accounted for in the same manner as sales-leaseback transactions. The Company is required to adopt this statement beginning on May 1, 2003. The Company is in the process of evaluating the effect the adoption of this standard will have on its consolidated results of operations, financial position and cash flows, if any.

(v)	Reclassification

Certain amounts in the prior periods’ financial statements have been reclassified to conform to the presentation adopted in the current year.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	SUBSIDIARIES

Details of the Company’s consolidated subsidiaries as of April 30, 2001 and 2002 were as follows:

Company name	Place of incorporation	Ownership interest attributable to the Company		Principal activities
		2001	2002
ASAT Inc. (b)	United States of America (“US”)	100%	100%	Sales and marketing
ASAT (Cayman) Limited (b)	The Cayman Islands	100%	100%	Investment holding
ASAT Limited (b)	Hong Kong	100%	100%	Assembly and testing services of integrated circuits
ASAT (Finance) LLC (b)	US	100%	100%	Provision of financial services
ASAT (S) Pte Ltd.	Singapore	100%	100%	Provision of customer services
ASAT Korea Limited	Korea	100%	100%	Provision of customer services
ASAT GmbH (incorporated on January 14, 2002)	Germany	—	100%	Provision of customer services
ASAT S.A. (a)	France	100%	—	Assembly and testing services of integrated circuits
Timerson Limited (b)	Hong Kong	100%	100%	Property investment holding

(a)	On November 20, 2001, ASAT S.A. filed for administration and the Company no longer consolidates the financial position and results of operations of ASAT S.A. from November 20, 2001 (Note 17).

(b)
These entities have undergone a reorganization in October 1999 as mentioned in Note 1 above. As entities are under common control, the corporate structure reorganization has been recorded in a manner similar to the pooling-of-interests method.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	RELATED PARTY TRANSACTIONS

The total purchase of materials from QPL and Peak Plastic & Metal Products (International) Limited (“Peak Plastic”) during the relevant years were as follows:

	2000	2001	2002
	$’000	$’000	$’000
QPL	49,454	49,552	10,585
Peak Plastic	4,439	4,529	590

	53,893	54,081	11,175

(i)	QPL

QPL owns approximately 50%, 43% and 43% of the Company’s ordinary shares as of April 30, 2000, 2001 and 2002 respectively.

Major arrangements were summarized as follows:

Purchase of materials – The Company purchased leadframes from QPL amounting to $34,218 thousand, $38,008 thousand and $10,032 thousand for the years ended April 30, 2000, 2001 and 2002 respectively.

The Company also purchased other raw materials from QPL amounting to $15,236 thousand, $11,544 thousand and $553 thousand for the years ended April 30, 2000, 2001 and 2002 respectively.

Purchase and sale of plant and equipment – The Company acquired certain plant and equipment from QPL amounting to $1,172 thousand, $1,215 thousand and $436 thousand for the years ended April 30, 2000, 2001 and 2002 respectively. The Company also sold certain plant and equipment to QPL amounting to $102 thousand, $99 thousand and nil for the years ended April 30, 2000, 2001 and 2002 respectively.

Rental expenses – The Company leases its Hong Kong office and manufacturing premises from QPL under various lease agreements which expire on September 30, 2004. The Company paid rental expense of $2,796 thousand, $3,119 thousand and $3,097 thousand for the years ended April 30, 2000, 2001 and 2002 respectively.

Administrative and management services – QPL absorbed salaries and benefits of various executives providing management services to ASAT Inc. prior to the corporate structure reorganization described in Note 1. The costs were calculated by allocating certain executives proportional time spent on ASAT Inc. and were amounted to $425 thousand in the year ended April 30, 2000. No such expenses were charged by QPL during the years ended April 30, 2001 and 2002.

The Company uses the chemical wastage disposal services and repairs and maintenance services provided by QPL under a cost sharing agreement. The Company paid services fees of $361 thousand, $474 thousand and $241 thousand for the years ended April 30, 2000, 2001 and 2002 respectively. The Company also received chemical wastage disposal income from QPL of $176 thousand for the year ended April 30, 2000.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	RELATED PARTY TRANSACTION (Continued)

(i)	QPL (Continued)

In addition, the Company made reimbursements of management operation fees to QPL under a cost sharing agreement of $657 thousand for the year ended April 30, 2000. No such reimbursements were made during the years ended April 30, 2001 and 2002.

Provision for management information services – The Company provides management information services to QPL under a cost sharing agreement and received service income of $124 thousand, $243 thousand and $55 thousand for the years ended April 30, 2000, 2001 and 2002 respectively.

Distribution of net balance – Before our recapitalization when ASAT was a wholly-owned Subsidiary of QPL, advances were made to QPL interest free without an repayment terms. The net amounts transferred to and from QPL, including the other purchases and sales transactions but excluding the construction financing amounted to $32,914 thousand during the year ended April 30, 2000. No such advances were made in fiscal years 2002 or 2001.

Acquisition of ASAT S.A. – Prior to the acquisition by the Company in January 2001, ASAT S.A. was a subsidiary of QPL.

The amount due to QPL was unsecured and interest free.

(ii)	Peak Plastic

Mr. T. L. Li, a director and shareholder of the Company, was a director of and had an indirect equity interest in Peak Plastic during the years ended April 30, 2000 and 2001. With effect from October 2001, Mr. T. L. Li retired from the Board of Directors of Peak Plastic and Peak Plastic ceased to be a related company to ASAT. The Company purchased packing materials from Peak Plastic during the years ended April 30, 2000, 2001 and 2002 and the amount due to Peak Plastic had been reclassified to accounts payable since October 2001.

5.	ACCOUNTS RECEIVABLE, NET

	2001	2002
	$’000	$’000
Accounts receivable	17,337	14,805
Less: Allowance for doubtful debts	(863)	(165)

	16,474	14,640

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.    INVENTORIES

The components of inventories, net of the related reductions to the lower of cost or net realizable value, were as follows:

	2001	2002
	$’000	$’000
Raw materials	28,750	10,405
Work-in-progress	611	645

	29,361	11,050

Management continuously reviews slow-moving inventory which, based on inventory levels, material composition and expected usage of that date, resulted in a write down of 1,834 thousand, $2,214 thousand and $4,000 thousand for the years ended April 30, 2000, 2001 and 2002 respectively.

7.    PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	2001	2002
	$’000	$’000
Plant and machinery	308,976	278,521
Owned property	14,062	10,478
Leasehold improvements	2,075	2,324
Furniture and fixtures, computer and software, office equipment and motor vehicles	64,611	65,925
Loose toolings	32,053	35,119

	421,777	392,367
Less: Accumulated depreciation	(165,525)	(185,244)

	256,252	207,123

During the years ended April 30, 2000, 2001 and 2002, depreciation expenses amounted to $23,164 thousand, $32,667 thousand and $39,303 thousand respectively.

8. OTHER ASSETS

Other assets consisted of the following:

	2001	2002
	$’000	$’000
Land use right	3,451	—
Capitalized architectural and land improvement costs	5,919	—

	9,370	—

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.    OTHER ASSETS (Continued)

During the year ended April 30, 2002, the Company wrote off $4,500 thousand non-recoverable and unutilized architectural costs associated with a previously planned manufacturing site in Shenzhen, the PRC. In addition, the Company sold its land use right in Shenzhen back to the government-related company from which the land use right was originally purchased, for a consideration of $3,846 thousand resulting in a net pre-tax loss of $4,166 thousand upon disposal of other assets (Note 11).

9.    ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	2001	2002
	$’000	$’000
Accrued bonus	1,422	1,023
Accrued salaries	686	229
Accrued vacation pay	2,039	729
Accrued reorganization expenses	1,148	—
Accrued senior notes interest	692	549
Accrued deferred charges	25	—
Accrued audit fee	264	171
Accrued machine rental charges	387	—
Accrued legal and professional fee	492	697
Accrued for write-off of ASAT S.A. (Note 17)	—	2,384
Accrued repairs and maintenance charges	—	582
Other accrued liabilities	2,914	1,229

	10,069	7,593

10.    12.5% SENIOR NOTES DUE 2006 AND WARRANTS

	2001	2002
100,750 units (2001—100,750 units) 12.5% senior notes due November 2006	100,750	100,750
Less: Unamortized discounts on the senior notes	(3,191)	(2,619)

	97,559	98,131

The senior notes (the “Notes”) are unsecured. On August 23, 2000, 35% of the aggregate principal amount of the Notes were redeemed. The redemption price was 112.5% of the principal, as provided in the Notes. As a result of this early redemption, the Company recorded an extraordinary charge of $10,534 thousand. The Notes remaining may be redeemed, at the option of the Company, at any time on or after November 1, 2003 at various redemption prices set out in the agreement for the issue of the Notes. The non-redeemed portion will be due in one balloon payment on maturity.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	12.5% SENIOR NOTES DUE 2006 AND WARRANTS (Continued)

The Notes were sold as separate units together with detachable warrants, which entitle the holders thereof to subscribe a total of 17,814,336 ordinary shares of the Company at an exercise price of approximately $0.39 per ordinary share, subject to adjustment, at any time from November 1, 2001 to November 1, 2006. The warrants do not provide the holders any voting rights but the shares to be issued upon exercise of the warrants will be voting shares. The fair value of the warrants has been deducted from the gross proceeds from the issuance of the Notes and was allocated to additional paid-in capital upon the issuance of the Notes in October 1999. The fair value of the warrants was determined using the Black-Scholes pricing model, which takes into account a number of factors, including expected volatility of the underlying stock’s return, the level of interest rates, the relationship of the underlying stock’s price to the strike price of the warrants, and the time remaining until the warrants expire.

The fair value of the senior notes as of April 30, 2002 was approximately $75,563 thousand.

The Notes contain covenants restricting the ability of ASAT (Finance) LLC, the guarantors and their affiliates to act in a number of ways. These covenants include restrictions on their ability to incur debt, to make restricted payments, to incur liens, to sell assets, to engage in related party transactions, to undertake a business combination, to change their line of business and to make investments of a specified nature. The Notes also generally restrict ASAT (Finance) LLC, the guarantors and their affiliates from paying dividends to equity holders unless the Company meets the financial ratio tests included in the indenture. No event of default under the indenture has occurred and the aggregate amount of restricted payments together with the proposed restricted payment would not exceed the threshold as defined in the indenture.

11.	OTHER INCOME (EXPENSE), NET

Other income (expense), net, consisted of the following:

	2000	2001	2002
	$’000	$’000	$’000
Interest income	250	5,202	1,524
Foreign currency exchange gain (loss), net	229	(58)	59
Insurance claim	—	—	153
Write-back of long outstanding payable balances	—	—	440
Loss on sale of marketable securities	(156)	—	—
Gain (Loss) on disposal of property, plant and equipment	—	392	(160)
Loss on disposal of other assets (Note 8)	—	—	(4,166)
Bad debt recovered	465	197	—
Rental income	—	274	293
Others	260	444	358

	1,048	6,451	(1,499)

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	INCOME TAXES

Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The income (loss) before income taxes and extraordinary charge by geographical locations was as follows:

	2000	2001	2002
	$’000	$’000	$’000
Hong Kong	38,219	34,379	(86,758)
US	6,048	4,587	(22,654)
France	—	(1,070)	(4,375)

	44,267	37,896	(113,787)

The current and deferred elements of income tax provision (reversal) by geographical location were as follows:

	2000	2001	2002
	$’000	$’000	$’000
Current:
Hong Kong	7,118	48	290
US	634	167	255
Deferred:
Hong Kong	1,806	5,135	(11,505)

	9,558	5,350	(10,960)

The components of the net deferred income tax liabilities as of April 30, 2001 and 2002 were as follows:

	2001	2002
	$’000	$’000
Temporary differences arising from depreciation and amortization	(32,385)	(28,816)

Total deferred tax liabilities	(32,385)	(28,816)
Reserves and accruals not currently deductible	390	348
Net operating losses carried forward	7,124	17,220

Total deferred tax assets	7,514	17,568
Less: valuation allowance	(1,814)	(3,932)

Net deferred tax liabilities	(26,685)	(15,180)

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	INCOME TAXES (Continued)

The reconciliation of the effective tax rate of the Company to the Hong Kong tax rate (the principal tax jurisdiction of the Company) was as follows:

	2000	2001	2002
Hong Kong tax rate	16.0%	16.0%	16.0%
Tax effect of difference in Hong Kong and US taxation rates	3.3	0.3	1.4
Effect of loss making companies	—	0.5	—
Non-taxable interest income	—	(2.2)	0.1
Non-deductible expenses
Interest expenses	3.2	—	—
Loss on investment	—	—	(4.0)
Loss on disposal of other assets	—	—	(0.7)
Other	—	—	(0.5)
Change in valuation allowance	(3.7)	(0.4)	(1.9)
Others, net	2.8	(0.1)	(0.8)

	21.6%	14.1%	9.6%

As of April 30, 2002, the Company had United States federal net operating loss carryforwards of approximately $10,540 thousand which expires from 2008 to 2022. The extent to which the loss carryforwards can be used to offset future taxable income to taxes may be limited, depending on the extent of ownership changes within any three-year period as provided by Section 382 of the Internal Revenue Code and applicable California state tax law. It also had for its operations in Hong Kong operating loss carryforwards of $85,225 thousand, which can be carried forward indefinitely to offset against operating income arising in the future.

13.	COMMON STOCK

	2001	2002
	$’000	$’000
Authorized:
3,000,000,000 (2001—3,000,000,000) ordinary shares of $0.01 each	30,000	30,000

Issued
676,000,000 (2001 – 676,000,000) ordinary shares of $0.01 each	6,760	6,760

Outstanding:
668,947,000 (2001—669,727,000) ordinary shares of $0.01 each	6,697	6,689

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	COMMON STOCK (Continued)

On July 6, 2000, the Company amended its articles of association to reclassify all shares as ordinary shares and increase its number of authorized shares to 3,000,000 thousand. On July 6, 2000, the Company also authorized a share split in the form of a share dividend of 47 ordinary share for each outstanding ordinary share. The Company’s consolidated financial statements have been retroactively adjusted to show the effect of the reclassification and the share dividend for all periods presented.

In January 2001, the Company announced a $20,000 thousand ADS buyback program. During the years ended April 30, 2001 and 2002, the Company has repurchased 6,273 thousand and 780 thousand ordinary shares at $5,339 thousand and $541 thousand respectively.

14.	STOCK OPTION PLAN

On July 6, 2000, the Company adopted a Share Option Plan under which the Board of Directors may, at their discretion, invite any key officers, employees, consultants and non-employee directors of ASAT to subscribe for its shares up to a maximum of 110,000 thousand ordinary shares of the Company. The Board of Directors will determine which individuals will be granted options, the number of ADS subject to the options, the exercise price for the options, the vesting periods and any other terms that will apply as the Board deems appropriate. The exercise price of all options granted under this plan were equal to or greater than the market value of ADS on the date of grant. No compensation cost was recognized during fiscal 2001 and 2002 under APB No. 25.

Movement of the Company’s stock options is as follows:

	2000		2001		2002
	Number of ADS options	Weighted- average exercise price	Number of ADS options	Weighted- average exercise price	Number of ADS options	Weighted- average exercise price
Outstanding
Beginning of year	—	$—	—	$—	15,940,355	$11.39
Granted during the year	—	—	17,572,415	11.39	2,372,713	3.98
Exercised during the year	—	—	—	—	—	—
Cancelled during the year	—	—	(1,632,060)	11.44	(4,829,257)	11.25

Outstanding
End of year	—	$—	15,940,355	$11.39	13,483,811	$10.13

Exercisable
End of year	—	$—	1,416,591	11.92	3,548,822	$10.60

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	STOCK OPTION PLAN (Continued)

The options are issued in the following orders during the years ended April 30, 2001 and 2002:

ADS options issuance date	Number of ADS options issued	Exercise price	Vesting period
2001
July 11, 2000	15,331,013	$12.00	4 years
September 27, 2000	1,519,302	7.69	1 year
September 27, 2000	338,600	7.69	4 years
November 22, 2000	213,000	5.59	4 years
February 21, 2001	170,500	4.25	4 years

Total	17,572,415

2002
May 29, 2001	162,000	$5.03	4 years
August 24, 2001	1,846,713	4.31	1 year
August 24, 2001	39,000	4.31	4 years
February 25, 2002	125,000	1.41	3 years
March 4, 2002	200,000	1.63	3 years

Total	2,372,713

Certain unexercised options were cancelled for option holders who left the Company, either voluntarily or under the reorganization, during the year.

In no circumstances was there a grant of an option to the same individual for whom an option was cancelled.

The options’ maximum term is 10 years from the grant date.

The following table summarizes information about stock options issued under the plan described above that are outstanding and exercisable at April 30, 2002:

Options outstanding				Options exercisable
Range of exercise price	Number of ADS options	Weighted- average exercise price	Weighted- average contractual life (years)	Number of ADS options	Weighted- average exercise price	Weighted- average contractual life (years)
$1.41—$ 1.63	325,000	$ 1.55	9.83	—	—	—
$4.31—$ 5.59	2,181,958	$ 4.42	9.26	67,600	$ 4.93	8.83
$7.69—$12.00	10,976,853	$11.52	8.27	3,481,222	$10.71	8.30

Total	13,483,811	$10.13	8.47	3,548,822	$10.60	8.31

Pro-forma information regarding net income (loss) and net income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The weighted average fair value of stock options at the date of grant of $0.84 and $2.66 per option for the years ended April 30, 2001 and 2002, respectively, were estimated using the Black-Scholes option pricing model with the following assumptions:

	2000	2001	2002
Risk-free interest rate	N/A	5%	4.28%
Expected life	N/A	4	5
Expected stock volatility	N/A	50%	80%
Dividend yield	N/A	0%	0%

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	STOCK OPTION PLAN (Continued)

The Black-Scholes option pricing model requires the input of subjective assumptions, including the expected volatility of stock price. Because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing model may not necessarily provide a reliable single measure of the fair value of the stock options.

If the Company had accounted for its stock option plans by recording compensation based on the fair value at grant date for such awards consistent with the method of SFAS No. 123, the Company’s net income (loss) and net income (loss) per share would have been increased/reduced to the pro forma amounts as follows:

	2000	2001	2002
	$’000	$’000	$’000
Net income (loss)
Net income (loss), as reported	34,709	19,420	(102,827)
Net income (loss), pro forma	—	6,079	(124,898)
Net income (loss) per ordinary share (dollars per share):
– Basic	—	0.03	(0.15)
– Diluted	—	0.03	(0.15)
Pro forma net income (loss) per ordinary share (dollars per share):
– Basic	—	0.01	(0.19)
– Diluted	—	0.01	(0.19)

15.	EMPLOYEE BENEFIT PLAN

The aggregate employers’ contributions which have been made were as follows:

	2000	2001	2002
	$’000	$’000	$’000
Employers’ contributions	554	1,204	1,816

The Company has established a mandatory provident scheme for its Hong Kong employees who did not join the defined contribution plan described below. The assets of the plan are held under provident funds managed by independent trustees. The employees can elect to contribute a fixed amount of an individual employee’s monthly basic salary. The employer’s contributions are based on 5% of the individual employee’s monthly basic salary or at a maximum of approximately $128 per month.

Also, the Company has a defined contribution plan for its Hong Kong employees. The assets of the plan are also held under provident funds managed by independent trustees. The employees can elect to contribute a fixed percentage from 1% to 5% (in 1% increments) of an individual employee’s monthly basic salary. The employer’s contributions are based on the percentage of contribution by the employee of the individual employee’s monthly basic salary. The employees are entitled to the whole of the employer’s contributions and accrued interest thereon after 10 years of complete service or at a reduced scale of 30% to 90%, after completion of 3 to 9 years of service, respectively.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	EMPLOYEE BENEFIT PLAN (Continued)

In addition, ASAT, Inc. has a 401(k) plan which covers all employees with six months or more of service. Employees who participate in the plan may contribute a portion of their salaries up to a limit specified by law. The Company’s contribution to the plan is made at the discretion of the Board of Directors, whereby the Company’s contributions to the plan for the years ended April 30, 2000, 2001 and 2002 were $397 thousand, $498 thousand and $503 thousand respectively.

16.	REORGANIZATION

In connection with the Company’s cost reduction program, the Board of Directors had approved and terminated the services of approximately 707 and 1,046 employees who served in the manufacturing, sales & marketing and administrative functions for the years ended April 30, 2001 and 2002 respectively. The aggregate amount of the termination benefits charged to the statements of operations, based on offer and acceptance of termination benefits, amounted to $2,603 thousand and $2,327 thousand for the years ended April 30, 2001 and 2002 respectively.

17.	WRITE-OFF IN RELATION TO ASAT S.A.

In October 2001, the Company determined not to fund its subsidiary ASAT S.A. located in Nancy, France as part of the global restructuring program. ASAT S.A. has filed for court protection under French law and is currently operating under the court administration. As a result, the Company has written off its entire investment in ASAT S.A. during the year ended April 30, 2002, resulting in a loss of $24,285 thousand recorded in the statement of operations.

Such write-off consisted of net assets of ASAT S.A. as of November 20, 2001 of $14,401 thousand, accrual of $2,384 thousand for ASAT S.A.’s payables, as well as $7,500 thousand of machinery, owned by ASAT Limited and earlier transferred to ASAT S.A. for its operations. As of April 30, 2002, the Company’s carrying value of its investment in ASAT S.A. is nil. The Company believes the foregoing write-offs and accruals are adequate.

18.	EXTRAORDINARY CHARGE ON EARLY EXTINGUISHMENT OF DEBT

On July 17, 2000, the Company used a portion of the proceeds of its initial public offering to early repay the $40,000 thousand secured bank loan and its revolving credit facility outstanding at $17,000 thousand. On August 23, 2000, the Company used an additional portion of the proceeds to redeem 35% or $53 million of the outstanding aggregate principal amount of the 12.5 % senior notes due November 2006. As a result of the early repayment, the Company recorded an extraordinary charge of $13,126 thousand (net of tax effect of $1,108) for the year ended April 30, 2001.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	COMMITMENTS AND CONTINGENCIES

Capital expenditure

As of April 30, 2002, the Company had contracted for capital expenditure on property, plant and equipment of $1,875 thousand (2001—$8,405 thousand).

Operating leases

The Company leases certain land and buildings (see Note 4 for those leased from QPL) and plant and machinery, under operating leases agreements expiring at various time through September 2006, most of these leases do not contain renewal options or escalation clauses. Rental expenses under operating leases for the years ended April 30, 2000, 2001 and 2002 amounted to $10,830 thousand, $9,936 thousand and $5,933 thousand respectively.

Future minimum lease payments under operating leases are as follows:

$’000
Year ending April 30:
2003	4,578
2004	3,456
2005	1,371
2006	71
2007	29

9,505

Contingent liabilities

Hong Kong employees who have served the Company for not less than five years, are entitled to long service payments when their employment is terminated under certain conditions as stated in the Employment Ordinance of Hong Kong. The long service payments are determined on the basis of the number of years of service and final pay, less benefits set aside in the mandatory pension fund. Any liabilities for such post-employment benefits are accrued when they are probable of occurrence. As of April 30, 2002, the contingent liabilities in relation to the long service payment amounted to $1,477 thousand. No accrual is made as management considers the occurrence of this contingency is remote.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.	SEGMENT INFORMATION

The Company operates in a single business segment comprising the assembly and testing services of integrated circuits to customers in the semiconductor industry. The Company’s net sales are generated from the following geographical locations:

	2000	2001	2002
	$’000	$’000	$’000
Hong Kong	280,648	311,653	93,178
US	204,424	176,662	59,591
France	—	3,294	2,356
Transfer between geographic areas	(172,941)	(151,373)	(52,717)

Total net sales	312,131	340,236	102,408

Intercompany sales between geographic areas were recorded at cost plus a mark-up. Such transfers, including unrealized profits, are eliminated on consolidation.

An analysis of net sales by geographic destination is as follows:

	2000	2001	2002
US	63.3%	56.2%	63.2%
Asia (a)	19.3%	31.7%	30.3%
Hong Kong	15.4%	5.6%	1.8%
Europe	2.0%	6.5%	4.7%

	100.0%	100.0%	100.0%

The geographical distribution of the Company’s identifiable assets are summarized as follows:

	2000	2001	2002
	$’000	$’000	$’000
Hong Kong	236,727	293,352	243,754
Asia (a)	9,370	9,587	2,929
US	37,384	78,661	30,715
France	—	21,903	—

	283,481	403,503	277,398

(a)	Asia mainly represents Singapore, the Philippines, Taiwan, Japan, Malaysia, the PRC (excluding Hong Kong) and Korea.

ASAT HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21.	MAJOR CUSTOMERS

An analysis of percentage of sales to major customers is as follows:

	2000	2001	2002
Customer:
A	14.8%	5.7%	N/A
B	15.7%	14.3%	22.7%
C	11.6%	11.9%	12.9%
D	9.5%	15.7%	11.3%
E	4.9%	11.4%	2.8%
F	N/A	N/A	4.6%
G	N/A	N/A	3.9%